Exhibit 99.2

News Contacts: Media: Robert W. Grupp 1-610-738-6402 rgrupp@cephalon.com Investors: Chip Merritt 1-610-738-6376 cmerritt@cephalon.com

For Immediate Release

Cephalon Calls for Redemption of 5¼ Percent
Convertible Subordinated Notes

West Chester, PA, June 17, 2003 – Cephalon, Inc. (Nasdaq: CEPH) announced today that it is calling for redemption on July 8, 2003, all of its 5¼ percent Convertible Subordinated Notes due May 2006 (the “Notes”).  The aggregate principal amount outstanding of Notes is $174 million.  The CUSIP numbers for the Notes are 156708 AB5 and 156708 AC3.

Holders will have their Notes redeemed on July 8, 2003.  Upon redemption, holders will receive a total of $1,041.42 per $1,000 principal amount of Notes (consisting of the redemption piece of $1,031.50 per $1,000 principal amount of Notes, plus accrued and unpaid interest thereon from May 1, 2003, up to but not including July 8, 2003, of approximately $9.92).

Alternatively, prior to 5 p.m., Eastern Daylight Time, on July 7, 2003, holders may convert their Notes into shares of Cephalon common stock at a price of $74.00 per share. Any Notes not converted on or before 5 p.m. Eastern Daylight Time, on July 7, 2003, will be automatically redeemed on July 8, 2003, and no further interest will accrue.

A Notice of Redemption is being sent to all registered holders of the Notes.  Copies of the Notice of Redemption may be obtained from U.S. Bank National Association, the Conversion Agent and Paying Agent, by calling Philip G. Kane, Jr. at (860) 241-6842.  The address of U.S. Bank National Association is 225 Asylum Street, Floor 23, Hartford, CT 06103.

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products to treat sleep and neurological disorders, cancer and pain.

Cephalon currently employs approximately 1,300 people in the United States and Europe. U.S. sites include the company’s headquarters in West Chester, Pennsylvania, and offices and manufacturing facilities in Salt Lake City, Utah. Cephalon’s major European offices are located in Guildford, England, Martinsried, Germany, and at Cephalon France in Maisons-Alfort, France.

The company currently markets three proprietary products in the United States: PROVIGIL (modafinil) Tablets [C-IV], GABITRIL® (tiagabine hydrochloride) and ACTIQ® (oral transmucosal fentanyl citrate) [C-II] and more than 20 products internationally. Further information about Cephalon, and full prescribing information on Cephalon U.S. products is available at www.cephalon.com.

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